COLLEGE RETIREMENT EQUITIES FUND
                                     (CREF)
                   730 Third Avenue, New York, New York 10017

          ENDORSEMENT TO CREF MINIMUM DISTRIBUTION ANNUITY CERTIFICATE

                          Effective Date: July 1, 1992


This endorsement adds the following to the corresponding provisions of your certificate and/or adds the following provisions to your certificate. This endorsement is to be read in conjunction with your certificate.


                          CREF GLOBAL EQUITIES ACCOUNT

     As of the effective date, CREF maintains, in addition to its other investment Accounts, the Global Equities Account.

     The CREF GLOBAL EQUITIES ACCOUNT maintains a broadly diversified investment portfolio consisting primarily of foreign and domestic common stocks. This Account maintains separate Accumulation Unit and Annuity Unit values. All CREF Annuity Income Options and Methods of Payment of the Death Benefit are available from the Global Equities Account. CREF may delete the Global Equities Account or stop providing Unit-Annuities in the Global Equities Account.



                                                        /s/John H. Biggs
                                                        ----------------
                                                           CHAIRMAN AND
                                                     CHIEF EXECUTIVE OFFICER


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                          RESTRICTIONS ON DISTRIBUTION
                OF ACCUMULATION ARISING FROM ELECTIVE DEFERRALS

     This certificate may be used as part of a tax-deferred annuity plan as specified under IRC Section 403(b). IRC Section 403(b) prohibits the distribution to you of the portion, if any, of your Accumulation equal to:

                  A) amounts attributable to funds transferred to this certificate from a custodial account established under IRC Section 403(b)(7); plus

                  B)       amounts  attributable  to  premiums  paid  to an  IRC
                           Section 403(b)(1) annuity contract as elective deferrals under a salary reduction agreement (within the meaning of IRC Section 403(b)(11)); less

                  C) the value, if any, of the amounts described in (B) determined as of December 31, 1988; until you:

                  (1)      attain age 59 1/2;

                  (2) separate from service of the employer under whose plan the aforementioned portion is attributable; (3) die; or

                  (4)      become  disabled  within the  meaning of IRC  Section
                           72(m)(7).

Any request for an early withdrawal due to disability must be submitted with evidence of the disability on forms satisfactory to CREF and not inconsistent with applicable law.


                                                        /s/
                                                        ----------------
                                                           CHAIRMAN AND
                                                     CHIEF EXECUTIVE OFFICER